Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 19th day of December, 2023 (the “Effective Date”) between Eterna Therapeutics, Inc. f/k/a Brooklyn ImmunoTherapeutics, Inc. (the “Company”) and Sanjeev Luther (“Executive”).

1.           Employment Term.  The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, commencing on or around January 1, 2024, and ending on the Date of Termination (as defined in Section 4(e) of this Agreement) (the term commencing on Executive’s actual start date and ending on Executive’s Date of Termination, the “Term”).

2.            Terms of Employment.

(a)          Position and Duties.  During the Term, Executive shall be employed by the Company as President and Chief Executive Officer and shall have such duties, responsibilities and authorities as are customarily associated with Executive’s position and such additional duties and responsibilities consistent with Executive’s position as may, from time to time, be properly and lawfully assigned to Executive.  Executive shall report to the Company’s Board of Directors.  Executive shall act at all times in compliance in all respects with the policies, rules and decisions adopted from time to time by the Company and perform all of the duties and obligations required of Executive by this Agreement in a loyal and conscientious manner.

(b)          Engaging in Other Activities.  During the Term, Executive shall devote Executive’s full time and attention to the Company and its affiliates and shall not be employed by or provide services to any other person or entity.  During the Term, it shall not be a violation of this Agreement for Executive, subject to the requirements of Section 8 hereof, to (i) serve on civic, charitable or religious boards or engage in other activities for such organizations, (ii) with the consent of the Board, which consent shall not be unreasonably withheld, serve on up to one corporate board unrelated to the Company (and retain all compensation in whatever form for such service), and (iii) manage personal investments, so long as such activities (individually or in the aggregate) do not interfere with the performance of Executive's responsibilities as set forth in Sections 2(a) or 2(b) of this Agreement or Executive's fiduciary duties to the Company.

(c)           Location.  Executive’s primary work location shall be from Executive’s home in the State of Delaware.

(d)          Board Service.            Executive will be appointed to serve as a member of the Company’s Board of Directors (the “Board”).

3.            Compensation and Benefits.

(a)          Base Salary.  During the Term, the Company shall pay Executive an annualized base salary (“Annual Base Salary”) of $550,000, payable in regular installments in accordance with the Company's normal payroll practices, and subject to usual payroll deductions.  During the Term, the Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), but no less frequently than once a year.  The Annual Base Salary shall not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company. If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b)           Signing Bonus. Company shall pay a Signing Bonus of $75,000.00, payable simultaneously with payment of Executive’s first paycheck.

(c)           Performance Bonus. Commencing on January 1, 2024, Executive shall be eligible to receive an annual cash bonus award in an amount up to a target of fifty percent (50%) of Executive's Annual Base Salary (the “Performance Bonus”) based upon achievement of reasonable performance targets to be agreed to between Executive and the Company. Such performance targets shall be based in part upon performance of the Company, and in part on Executive's individual performance. The Performance Bonus shall be determined by the Compensation Committee in its good faith discretion and paid annually no later than March 15 of the year following the year on which such Performance Bonus is based. Executive's receipt of the Performance Bonus, if any, is conditioned on Executive's continued employment in good standing as of January 31 of the year following the year on which such Performance Bonus is based, and any such Performance Bonus will not be considered earned until such payment date.  Executive's Performance Bonus opportunity shall be reviewed annually by the Compensation Committee and subject to adjustment to reflect Executive's performance in the Compensation Committee's sole discretion.

(d)          Equity. In accordance with Nasdaq Listing Rule 5635(c)(4), the Company shall recommend to the Board that Executive be granted an equity award representing 5% of the Company’s fully diluted shares, which shall be equivalent to an option to purchase 1,685,218 shares of Company common stock (the “Option”), with a strike price equivalent to the fair market value of the Company common stock as of the date of the Option grant. The Option shall vest over a period of four (4) years from Executive’s actual start date, with 25% of the Option vesting on the one (1) year anniversary of Executive’s actual start date, which vesting shall continue on a monthly basis thereafter for the following three (3) year period, subject to the Executive’s continued employment and further subject to Section 5(c) of this Agreement. The Option will provide for the right to exercise by means of a “cashless exercise sale and remittance procedure” (as described in the Company’s Restated 2020 Stock Incentive Plan) and other terms and conditions as determined by the Board. The Option is intended to constitute an “employment inducement grant” in accordance with the employment inducement grant rules set forth in Nasdaq Listing Rule 5635(c)(4) and is offered as an inducement material to Executive in connection with the Company’s hiring of Executive.

(e)          PTO.  During the Term, Executive shall be eligible to participate in the Company’s flexible paid time off (“PTO”) policy and paid holidays in connection with the Company’s holiday policy. PTO is not accrued and is not paid at termination.

(f)          Expense Reimbursement.  Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive prior to and during the Term in connection with carrying out Executive’s duties hereunder in accordance with the Company's policies in effect from time to time for its senior executives generally.

(g)          Benefits.  During the Term, Executive shall be eligible to participate in all welfare, perquisite, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time.

4.            Termination of Employment.

(a)          Death and Disability.  Executive's employment shall terminate automatically upon Executive's death.  If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice in accordance with Section 11 of this Agreement of its intention to terminate Executive's employment; provided that (i) such notice is provided no later than 150 calendar days following the determination of Executive's Disability, and (ii) Executive has not returned to full-time employment during the period between such determination and the giving of such notice.  In such event, Executive's employment shall terminate effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) calendar days after such receipt, Executive shall not have returned to full-time performance of Executive's duties.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential duties of the position held by Executive by reason of any medically determined physical or mental impairment that is reasonably expected to result in death or lasts for 120 calendar days in any one-year period, all as determined by an independent licensed physician mutually acceptable to the Company and Executive or Executive's legal representative.

(b)         Cause.  Executive's employment with the Company may be terminated by the Company with or without Cause.  For purposes of this Agreement, “Cause” shall mean: (i) the continued failure of Executive to perform Executive's duties as set forth in Section 2 hereof (except for actions taken in good faith and provided that failure to meet performance goals set by the Board shall not constitute Cause) or Executive's material disregard of the reasonable and lawful directives of the Company (in each case other than any such failure resulting from any medically determined physical or mental impairment) that is not cured by Executive within twenty (20) calendar days after a written demand for performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not performed Executive's duties or disregarded a lawful directive of the Board; (ii) Executive's commission of any material act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (iii) Executive's commission of, or indictment for or otherwise being formally charged with, any crime involving dishonesty or for any felony; (iv) the engaging by Executive in misconduct that is materially detrimental to the financial condition or business reputation of the Company or any of its affiliates, including due to any adverse publicity; or (v) a material breach by Executive of Executive’s obligations under Section 8, or Executive’s representations under Section 9, of this Agreement.  In addition to the notice and opportunity to cure set forth in subsection (i) above, to the extent that any of the grounds set forth in subsections (iv) or (v) above is capable of being cured, the Company shall not have Cause unless it has furnished Executive with written notice specifically identifying the conduct allegedly giving rise to Cause, and Executive has failed to cure such ground within twenty (20) days of the delivery of such notice.

(c)          Good Reason.  Executive's employment with the Company may be terminated by Executive with or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive's consent:  (i) a reduction by the Company of Executive's title, duties, responsibilities, authority or reporting relationship set forth in Section 2(a); (ii) a reduction by the Company of Executive's Annual Base Salary (except such reduction as may be permitted pursuant to Section 3(a) of this Agreement); (iii) a material breach of the Company of this Agreement; or (iv) a material change in geographic location at which Executive must principally perform services under this Agreement from the location at which Executive was principally employed.  A termination of Executive's employment by Executive under Sections 4(c)(i), (ii),(iii) or (iv) shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) calendar days after becoming aware of the initial occurrence or existence of such event or condition, and (y) the Company fails to cure such event or condition within twenty (20) calendar days after receiving such notice.

(d)          Notice of Termination.  Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 11.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.

(e)          Date of Termination.  “Date of Termination” means, as applicable, the date of Executive's death, the Disability Effective Date, or the date on which the termination of Executive's employment by the Company for Cause or without Cause or by Executive for Good Reason or without Good Reason is effective.

(f)          Resignation from All Positions.  Notwithstanding any other provision of this Agreement, upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that Executive holds or has ever held with the Company and its affiliates, including the boards of directors or committees of the Company's affiliates.  Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but Executive shall be treated for all purposes as having so resigned upon termination of Executive’s employment, regardless of when or whether Executive executes any such documentation.

5.            Severance Payments.

(a)          Any Termination of Employment.  If, during or at the expiration of the Term, Executive's employment with the Company and its affiliates shall terminate for any reason or no reason, then:

(i)          Accrued Benefits.  The Company shall pay, or cause to be paid, to Executive the sum of:  (A) the portion of Executive's Annual Base Salary earned through the Date of Termination, to the extent not previously paid, (B) the amount of the Performance Bonus that the Compensation Committee of the Board has decided has been earned by Executive preceding the Date of Termination, but has not yet been paid to Executive, and (C) any unreimbursed business expenses to the extent reimbursable in accordance with the Company's reimbursement policies (the sum of the amounts described in clauses (A) through and including (C) shall be referred to as the “Accrued Benefits”).  The Accrued Benefits shall be paid to Executive in a single lump sum within thirty (30) calendar days after the Date of Termination or such earlier date if required by law.

(ii)         Other Benefits.  To the extent not previously paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive (or Executive’s estate) any other amounts or benefits (including, as applicable, any payment of long-term incentive awards) required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under COBRA (such other amounts and benefits described in this Section 5(a)(ii) shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)          Good Reason, Other than for Cause.  If, during the Term, the Company shall terminate Executive's employment other than for Disability or Cause, or if Executive shall terminate employment for Good Reason, then, in addition to providing the Accrued Benefits and Other Benefits, as set forth in Section 5(a) above, and subject to Sections 6 and 8(f) below, the Company shall pay or provide the following amounts and benefits to Executive:

(i)          Severance.  The Company shall pay to Executive severance equivalent to nine (9) months of Executive’s Annual Base Salary as of the Date of Termination (the “Severance”), which Severance payments shall be made over a period of nine (9) months (the “Severance Period”), in regular installments in accordance with the Company's normal payroll practices. The Severance payments shall begin on the date the Release described in Section 6 becomes effective and irrevocable in accordance with its terms (the “Release Effective Date”) and shall continue for the Severance Period until the Severance is fully paid.

(ii)        Continued Health Insurance.  If Executive elects COBRA coverage under the applicable medical and dental plans of the Company, the Company will subsidize a portion of the applicable monthly COBRA premium during the Severance Period, so that Executive will only be required to pay the premiums applicable to continuing employees during that time; provided that such subsidy shall cease on the date on which Executive becomes eligible for medical and dental coverage from a third party.

(iii)      Pro-Rated Bonus Payment.  Executive will receive a pro-rated Performance Bonus for the fiscal year in which Executive terminates employment equal to (x) the Performance Bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Executive was in the employ of the Company during the fiscal year including the termination date and the denominator of which is 365 (the “Pro-Rated Bonus”).  The Pro-Rated Bonus, if any, shall be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive terminated employment, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment.

(c)          Good Reason, Other than for Cause During the Change in Control Protection Period.  If, during the Term and during the period beginning upon the occurrence of a “Change in Control” (as defined in the Equity Plan) and ending on the first anniversary of the occurrence of the Change in Control (the “Change in Control Protection Period”), the Company shall terminate Executive's employment other than for Disability or Cause, or if Executive shall terminate employment for Good Reason, then, in addition to providing the Accrued Benefits and Other Benefits, as set forth in Section 5(a) above, and subject to Sections 6 and 8(f) below, the Company shall pay or provide the benefits set forth in Section 5(b) except that Executive shall receive a lump sum amount equivalent to twelve (12) months of Executive’s Annual Base Salary (in lieu of the amount paid during the Severance Period as provided in Section 5(b)), and the Performance Bonus, which shall not be pro-rated, within fourteen (14) business days of the effective date of the Release provided for in Section 6 and Executive shall thereafter be entitled to twelve (12) months of subsidized COBRA premiums. In addition, and notwithstanding anything contained in the applicable Company equity plan and award agreements to the contrary, all outstanding and unvested equity awards of the Company granted to Executive shall become immediately vested and exercisable upon such Date of Termination.  In addition, all outstanding and vested Company stock options (including those that vest pursuant to the operation of the immediately preceding sentence) will remain exercisable for a period of twelve (12) months following the Date of Termination pursuant to this Section 5(c).

(d)       Section 280G.  Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any accrual, acceleration, payment, benefit or distribution by the Company or any of its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be an excess parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such excess only, an “Excess Payment”), and provided that at such time the Company is readily tradeable on an established securities market, then Executive shall forfeit all Excess Payments if the after-tax value to Executive of the Payments, as reduced by such forfeiture, would be greater than the after-tax value to Executive of the Payments absent such forfeiture.  The forfeiture of Excess Payments, if applicable, shall be applied to the severance described in Section 5(c) hereof, then to cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), then to cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant), and then to any other Payments on a pro-rata basis.  All determinations required to be made under this Section 5(d), including whether and when a Payment is subject to section 280G of the Code, and the value of a Payment for purposes of section 280G of the Code, and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm with expertise in such matters designated by the Company (the “Accounting Firm”).  The Company will direct the Accounting Firm to provide its determination and detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the date of the event giving rise to the Payment or such other time as is requested by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  All fees and expenses of the Accounting Firm for services performed pursuant to this Section 5(d) shall be borne solely by the Company.

6.            Release.  Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Section 5(b) or 5(c) hereof unless:  (a) Executive or Executive's legal representative first executes within twenty-one (21) calendar days after the Date of Termination (or such longer period as required by applicable law) a release of claims in a form substantially as set forth as Exhibit A hereto (the “Release”); (b) Executive does not revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.

7.          Full Settlement.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in Section 8 hereof.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

8.            Executive’s Covenants.

(a)          Confidentiality.  During the Term and thereafter, Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Executive to perform Executive's responsibilities for the Company under this Agreement, any of the Company's Confidential Information (as defined in paragraph (i) below) acquired by Executive during the course of, or in connection with, Executive's employment with the Company.  Executive acknowledges that the Confidential Information is the exclusive property of the Company.  Upon termination of Executive's employment with the Company, for any reason, or at the request of the Company at any time, Executive shall promptly return to the Company all property then in Executive's possession, custody or control belonging to the Company, including all Confidential Information.  Executive shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Executive or obtained by Executive at any time during the Term.

(b)        Assignment of Rights.  Executive shall promptly disclose to the Company and hereby assigns and transfers to the Company all of Executive's right, title and interest in and to:

(i)         any and all patents, inventions, discoveries, concepts, processes, methods, formulas, techniques, trade secrets, know-how, and related rights, whether or not patentable; and

(ii)        any and all copyrights and works of authorship, whether or not copyrightable, if and only to the extent that such intellectual property was conceived, created or reduced to tangible form by Executive in the course of performing her duties for the Company, and either relates to the business of the Company, or was conceived, created or reduced to tangible form with the use or assistance of the Company's facilities, materials or personnel.  Without limiting the generality of the foregoing, this assignment requirement applies to applications for U.S. or foreign letters patent and copyright registration granted upon such inventions, discoveries, and works of authorship and similar items as hereinabove set forth.

(c)          Executive shall deliver to the Company any and all instruments necessary to confirm complete ownership by the Company of any and all rights as described above, and upon the failure of Executive to furnish such documents, this Agreement shall constitute such documentation for all purposes.  Executive further agrees during and after Executive's employment by the Company, to cooperate fully, including giving testimony in support of Executive's inventorship, as may be necessary in the opinion of the Company to obtain and/or maintain letters patent and to vest the entire ownership of such letters patent with the Company.

(d)          Non-Disparagement.  Executive agrees that Executive will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns.  Subject to Executive's continuing obligations to comply with Section 8(a) (Confidential Information) hereof, nothing in this Section 8(d) shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law and Section 8(g) hereof, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings.  The Company, defined for purposes of this Section 8(d) as the Board, Company executives, and its individual members, agrees in turn that it will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive, provided that nothing in this Section 8(d) shall prevent the Company from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding.

(e)          Divisible Provisions.  The individual terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Section 8 shall thereby be affected.  It is the intention of Executive and the Company that the potential restrictions on Executive's solicitation and future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f)           Injunctive Relief and Remedies.  In event of a breach or threatened breach of any of Executive's duties and obligations under this Section 8, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to (i) seek temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, (ii) cease making payments or providing benefits under Section 5 of this Agreement (other than paragraph 5(a) thereof), and (iii) seek any other relief obtainable through statutory or common law means (including, but not limited to, applicable trade secrets law).  Executive hereby expressly acknowledges that the harm that might result to the Company's business as a result of any noncompliance by Executive with the provisions of this Section 8 may be largely irreparable.  The restrictions stated in this Section 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law.  Nothing in this Section 8 is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable law to protect its trade secrets and confidential information.

(g)         Protected Activity.  Nothing contained in this Agreement, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Executive is not required to notify the Company that Executive has made such reports or disclosures.  Nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to any Government Agency.  Executive hereby acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure:  (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(h)        Notification/Survival.  To enable the Company to monitor Executive's compliance with the obligations imposed by this Section 8, Executive agrees to inform the Company of the identity of any subsequent employer and Executive's new job title.  Executive agrees that he will disclose the existence of this Section 8 to any subsequent employer.  Following the expiration of the Term or this Agreement, this Section 8 shall survive and be of full force and effect.

(i)           Definitions.  As used in this Section 8, the following definitions shall apply

“Company” means the Company and its subsidiaries and affiliates.

“Confidential Information” means information pertaining to the business of the Company that is generally not known to or readily ascertainable to the industry in which the Company competes, and that gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable.  Confidential Information includes, but is not limited to, the Company's trade secrets, financial information or plans, pricing and profit information, sales and marketing information or plans, business or strategic plans, information concerning methods of operation, proprietary systems or software, legal or regulatory information, cost and pricing information or policies, information concerning new or potential products or markets, clinical data, medical or other data relating to participants in clinical trials, or research and/or analysis, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Company, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Company, computer programs, systems and/or software, ideas, inventions, business information, know-how, improvements, designs, redesigns, creations, discoveries and developments of the Company.  Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format.

9.           Representations.  Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, whether or not written, with Executive’s current employer (or any other previous employer) or otherwise, that would be breached by Executive's entering into, or performing services under, this Agreement.  Executive further represents that Executive has disclosed to the Company in writing all material threatened, pending, or actual claims against Executive that are unresolved and still outstanding as of the Effective Date, in each case of which Executive is aware, resulting or arising from Executive’s service with Executive’s current employer (or any other previous employer) or Executive’s membership on any boards of directors.

10.          Cooperation.  During the Term and for two (2) years thereafter, Executive shall cooperate with the Company and its affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, Executive's being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments and otherwise taking into account Executive's reasonable business obligations. Executive shall receive reimbursement of all fees and expenses incurred with respect to such cooperation, and shall, with respect to any cooperation rendered following the Term, be paid an hourly stipend equal to his Annual Base Salary as of the last day of the Term divided by 2,000.

11.          Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail, or sent by reputable overnight carrier, in each case with proof of receipt, to the recipient.  Notices to Executive shall be sent to the address of Executive most recently provided to the Company.  Notices to the Company should be sent to the attention of the Company’s Chief Executive Officer.  Any notice under this Agreement will be deemed to have been given when so delivered or sent (subject to proof of delivery and receipt).

12.          Severability.  The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

13.         Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

14.          Withholding of Taxes.  The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

15.          Successors and Assigns.

(a)          This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 15(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company, except to an affiliate.

(c)         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

16.        Choice of Law/Dispute Resolution. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.  The parties shall execute simultaneously herewith a mutual agreement to arbitrate claims, which arbitration shall take place in Delaware.

17.        Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18.          Section 409A Compliance.

(a)          In General.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered so as to be in compliance therewith.

(b)        Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment un-less such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)         Reimbursements or In-Kind Benefits.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A:  (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(d)        Six Month Delay.  Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” as determined under the Company's policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such Date of Termination shall be accumulated through and paid or provided (without interest), within twenty (20)calendar days after the first business day that is more than six (6) months after the date of her separation from service (or, if Executive dies during such six-month period, within twenty (20) calendar days after Executive's death).

(e)          Payment Dates.  In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A.  For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

19.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

ETERNA THERAPEUTICS, INC.

/s/ Sandra Gurrola
By: Sandra Gurrola
Its: Sr. Vice President of Finance

EXECUTIVE

/s/ Sanjeev Luther
Sanjeev Luther

Exhibit A

Release Form

GENERAL RELEASE OF CLAIMS

1.          In exchange for the Separation Benefits described in that certain Separation and Release Agreement (the “Company”), dated ----- (the “Separation Agreement”) to which this General Release of Claims is attached as Exhibit A thereto, --------------  (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, does hereby release and forever discharge the Company and its subsidiaries, affiliated companies, successors and assigns (together with Company, the “Company Group”) and Insperity PEO Services, L.P., the professional employer organization retained by the Company, and its current and former parent companies, subsidiaries and other affiliates (collectively, “Insperity”), and their respective current or former directors, officers, employees, shareholders, insurers or agents in such capacities (collectively with the Company Group and Insperity, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, and/or in connection with or arising under the Employment Agreement (as defined in the Separation Agreement), whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company Group encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to the Separation Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company Group, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company Group in accordance with the terms of such policy, (v) any indemnification rights set forth in the parties’ prior Employment Agreement; and (vi) any rights as a holder of equity securities of the Company. This General Release is not intended to include, and does not affect a release of, claims for: (a) state disability and/or unemployment insurance benefits pursuant to the terms of applicable state law; (b) any benefit entitlements vested as of the date of the Executive’s termination, pursuant to written terms of any employee benefit plan; (c) continued participation in certain group benefit plans on a temporary basis to the extent eligible pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly  known as COBRA); and (d) any other claims that may not be waived or released pursuant to statute or other applicable law.

2.          Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment or under his Employment Agreement, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, that

a.          Nothing in this Agreement (i) prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti- discrimination, anti-harassment, or anti-retaliation laws; and (ii) is intended to or shall infringe upon Employee’s rights under Section 7 of the National Labor Relations Act. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination, anti-harassment, or anti- retaliation agency, he shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims and non-disparagement clauses, prohibits the Executive from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and\or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

b.          Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3.          Executive hereby acknowledges that the Company Group has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke the release of ADEA claims by providing written notice of his revocation to the Company Group (the “Revocation Period”).

4.          Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of --------- applicable to contracts made and to be performed entirely within such State.

5.          Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.          This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive delivers written revocation(s) to the Company within the aforementioned Revocation Period.